EXHIBIT 10.4

OPTION AGREEMENT

This Option Agreement is made by and between CHG Properties, Inc., a California corporation ("Optionor") and NetREIT, a California corporation ("Optionee") on and as of February 15, 2005 (the "Effective Date").

Recitals

WHEREAS, Optionor conducts an assets management business, which business is comprised of certain equipment and supplies (the "Tangible Property"), certain customer contacts, books, records, procedures, know-how, customer lists, asset records, trade names, marks and goodwill (the "Intangible Property"), a sublease for office space (the "Lease"), and certain employment contracts for its personnel (the "Personnel"), all of such Tangible Property, Intangible Property, Lease and Personnel referred to herein as the "Business"; and

WHEREAS, Optionee desires to acquire from Optionor the exclusive right to purchase the Business, without being obligated to do so, at the price and on the terms and conditions provided for in this Agreement;

NOW, THEREFORE, it is agreed as follows:

1.           Grant of Option.  For good and valuable consideration, the value and receipt of which are hereby acknowledged, Optionor hereby grants to Optionee the exclusive right to purchase the Business for so long as Optionee has a contract with Optionor to provide real property management services for at least ninety percent (90%) of the number of real properties owned by Optionee (the "Option").

2.           Exercise of Option.  In the event that Optionee desires to exercise the Option, Optionee must do so by delivering written notice to Optionor, on or before expiration of the Option, of its election to exercise the Option (the "Acquisition Notice").  The Acquisition Notice shall include a due diligence list of books and records of Optionor as Optionee may request (the "Due Diligence Materials").

3.           Delivery of Due Diligence Materials.  Optionee shall promptly deliver the Due Diligence Materials to Optionee, but in no event later than fifteen (15) business days after Optionee delivers the Acquisition Notice.  As a condition to such delivery, Optionor may require Optionee to execute an appropriate confidentiality agreement.

4.           Letter of Intent.  No later than twenty (20) business days after Optionor delivers the Due Diligence Materials to Optionee, Optionee may, in its sole discretion, deliver to Optionor a binding letter of intent (the "Letter of Intent") setting forth the terms of the acquisition, including the price which shall be determined in accordance with Section 5.  Optionee may choose to structure the transaction as a purchase of assets, a share exchange to acquire Optionor's corporate entity.  Should Optionee fail to deliver the Letter of Intent within such 20 business days, Optionee shall be determined not to have exercised the Option, and neither party shall have an obligation to the other regarding the exercise of the Option.

5.           Purchase Price.  The purchase price shall equal the number of Shares of Optionee's Series A common stock determined by Optionor's annualized net income multiplied by 90% and divided by Optionee's Funds From Operations per Weighted Average Share ("FFO Per Share").  Optionee's Annualized Net Income would be determined by an independent auditor for the 6-month period immediately preceding the month in which the Acquisition Notice is delivered as determined in accordance with generally accepted auditing standards.  Funds From Operations shall equal the annualized Funds From Operations for Optionee's quarter ended immediately preceding the date the Acquisition Notice is delivered per our Weighted Average Shares during such quarter, as annualized.  The FFO Per Share will be based on the quarterly report Optionee files and delivers to its shareholders for such quarter.  The resulting quotient will constitute the number of Shares we will issue in the transaction, which must be consummated within 90 days after the Acquisition Notice.  FFO means generally net income (computed in accordance with GAAP), excluding gains or losses from debt restructuring and sales of properties, plus depreciation of real property and amortization, and after adjustments for unconsolidated joint ventures and partnerships.

6.           Definitive Acquisition Documents.  Promptly after the timely delivery of the Letter of Intent to Optionor, Optionor and Optionee shall, in good faith, cooperate in adopting such definitive acquisition documentation and to complete such acts that are necessary and appropriate to complete Optionee's acquisition of the Business in accordance with the terms of the Letter of Intent.

7.           Binding Effect.  This Agreement will bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties to this Agreement.

8.           Costs.  Each party shall bear its own costs, including legal expenses, it may incur in connection with this Agreement and the exercise of the Option.

9.           Applicable Law.  This Agreement shall be subject to and interpreted in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Option Agreement on the date above written.

OPTIONOR

CHG Properties, Inc.

By: /s/ Jack K. Heilbron
Jack K. Heilbron

OPTIONEE

NetREIT

By: /s/ Jack K. Heilbron
Jack K. Heilbron, President